Exhibit 16.1

January 11, 2008

Securities and Exchange Commission 100 F Street, N. E. Washington, DC 20549-6561

We have read the statements of St. Lawrence Seaway Corporation, included under Item 4.01 of Form 8-K/A, with respect to this firm's resignation as the registered independent public accounting firm of St. Lawrence Seaway Corporation that occurred on December 31, 2007. We agree with the statements made in response to that Item insofar as they relate to our firm.

Very truly yours,

Mahoney Sabol & Company, LLP